                         AMENDMENT TO PLEDGE AGREEMENT

    AMENDMENT, dated as of October 2, 1996 (the "Amendment"), made by and between The Alpine Group, Inc., a Delaware corporation (the "Company"), and Marine Midland Bank, a New York banking corporation and trust company (the "Trustee"), to the Pledge Agreement, dated as of July 21, 1995, between the Company and the Trustee (the "Pledge Agreement").

    WHEREAS, the Company and the Trustee have heretofore entered into the Original Indenture, pursuant to the provisions of which the Company has heretofore issued $153,000,000 in aggregate principal amount of the Notes;

    WHEREAS, the Company and the Trustee are simultaneously with the execution hereof entering into a Supplemental Indenture in order to supplement and amend, and to obtain the waiver of certain provisions under, the Original Indenture;

    WHEREAS, Section 902 of the Original Indenture provides that the Company and the Trustee may amend the Pledge Agreement with the written consent of the Holders of at least a majority of the aggregate principal amount of the outstanding Notes;

    WHEREAS, Holders of at least a majority of the aggregate principal amount of the outstanding Notes have provided such written consent to the Trustee; and

    WHEREAS, all conditions and requirements necessary to authorize the execution and delivery of this Amendment have been duly complied with or done and performed by the Company, and all actions necessary to make this Amendment valid, binding and legal instruments according to its terms have been complied with or done and performed;

    NOW, THEREFORE, THIS AMENDMENT WITNESSETH that, for and consideration of the premises and of the mutual covenants herein contained and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company covenants and agrees with the Trustee as follows:

    Section 1. The definitions set forth or incorporated by reference in the Original Indenture and the Pledge Agreement shall be applicable to this Amendment as fully and to the same extent and effect as if set forth herein, except as otherwise expressly provided herein. As used in this Amendment, the term "Original Indenture" shall mean the Indenture, dated as of July 15, 1995, among the Company, the Subsidiary Guarantors and the Trustee, with respect to the Notes.

    Section 2. Schedule I to the Pledge Agreement is deleted and replaced in its entirety by Schedule I to this Amendment. The Collateral listed on Schedule I to the Pledge Agreement that is not listed on Schedule I to this Amendment is and shall be released from the assignment and security interest granted by the Pledge Agreement. The Trustee shall, at the Pledgor's expense, execute and deliver to the Pledgor such documents as the Pledgor shall reasonably request to evidence such release. The Company hereby pledges to the Trustee for its benefit and the ratable benefit of the holders, and grants to the Trustee for its benefit and the ratable benefit of the Holders, a continuing first priority security interest in all of its right, title and interest in the Capital Stock listed on Schedule I, as amended, PROVIDED, HOWEVER, that in the event the Company desires to use any cash paid in redemption of the preferred stock of Superior Telecommunications Inc. listed on Schedule 1 to acquire shares of common stock of Superior TeleCom Inc., all as contemplated by the Statement (as defined below), then (a) the Company shall give notice thereof to the Trustee setting forth the amount of cash to be so used and the date on which such cash is required, (b) such cash shall be released by the Trustee from the pledge under the Pledge Agreement and paid to the Company in accordance with instructions provided to the Trustee by the Company, and (c) the Company shall promptly deliver and pledge the shares so acquired to the Trustee for its benefit and the ratable benefit of the Holders as Collateral.

    Section 3. This Amendment is an amendment to the Pledge Agreement pursuant to Section 902 of the Original Indenture. Upon execution and delivery of this Amendment, the terms and conditions of this Amendment shall be part of the terms and conditions of the Pledge Agreement for any and all purposes, and all the terms and conditions of both shall be read together as though they constitute one instrument, except that in case of conflict, the provisions of this Amendment will control.

    Section 4. This Amendment shall become effective no earlier than the Acceptance Date, as such term is defined in the Offer to Purchase and Consent Solicitation Statement, dated August 29, 1996, of the Company, as amended (the "Statement)".

    Section 5. Except as they have been modified in this Amendment, each and every term and provision of the Pledge Agreement shall continue in full force and effect, and all references to the Agreement in the Pledge Agreement shall hereafter be deemed to mean the Pledge Agreement as amended pursuant hereto.

    Section 6. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original, but which counterparts shall together constitute but one and the same instrument.

    Section 7. This Amendment shall be governed by and construed in accordance with the law of the State of New York as applied to agreements among New York residents entered into and to be performed entirely within New York.

    Section 8. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Amendment or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company.

                              [SIGNATURE PAGE FOLLOWS]

    IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

                                THE ALPINE GROUP, INC.

                                By:              /s/ BRAGI F. SCHUT
                                     ------------------------------------------
                                                   Bragi F. Schut
                                              Executive Vice President

                                MARINE MIDLAND BANK,
                                AS TRUSTEE

                                By:               /s/ FRANK GODINO
                                     ------------------------------------------
                                                    Frank Godino
                                              Assistant Vice President

                                   SCHEDULE I

                                 PLEDGED STOCK

                                                                              STOCK                  PERCENTAGE OF
                                       CLASS OF                            CERTIFICATE  NUMBER OF     OUTSTANDING
STOCK ISSUER                             STOCK           PAR VALUE            NO(S)       SHARES        SHARES
------------------------------------  -----------  ----------------------  -----------  ----------  ---------------
Adience, Inc........................  Common       $1.00 per share              No. 1           10           100%
Superior TeleCom Inc................  Common       $.01 per share               No. 1    6,024,048           100%
Superior Telecommu-
  nications Inc.....................  Preferred    $1.00 per share            No. B-1       20,000           100%